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ITEM 6.                                                              EXHIBIT 11

                                ROCKSHOX, INC.

        Statement regarding computation of net income (loss) per share
                    (In thousands, except per share data)

                                                              Three Months Ended                   Six Months Ended
                                                      Sept. 30, 1997     Sept. 30, 1996    Sept. 30, 1997   Sept. 30, 1996
                                                      --------------     --------------    --------------   --------------


Weighted average shares of
  common stock . . . . . . . . . . . . . . . . . . . .        13,710              8,820            13,677            8,820
Dilutive effect of stock options
  pursuant to SAB 83 . . . . . . . . . . . . . . . . .           ---                420               ---              420
Dilutive effect of stock options . . . . . . . . . . .           347                ---               376              ---
                                                             -------             ------           -------          -------
    Shares used in per share calculations. . . . . . .        14,057              9,240            14,053            9,240
                                                             -------             ------           -------          -------
                                                             -------             ------           -------          -------

Income (loss) before extraordinary loss. . . . . . . .      $  3,471            $  (940)         $  6,371           $  409
Accretion for dividends on
  mandatorily redeemable preferred stock . . . . . . .           ---                (92)              ---             (184)
                                                             -------             ------           -------          -------
Net income (loss) before
  extraordinary loss available
  to common stockholders . . . . . . . . . . . . . . .         3,471             (1,032)            6,371              225
Extraordinary loss from early extinguishment
  of debt, (net of tax benefit of $885). . . . . . . .           ---             (1,328)              ---           (1,328)
                                                             -------             ------           -------          -------
    Net income (loss) available
      to common stockholders . . . . . . . . . . . . .       $  3,471          $  (2,360)         $  6,371        $  (1,103)
                                                             -------             ------           -------          -------
                                                             -------             ------           -------          -------
Income (loss) per share before extraordinary item. . .       $  0.25           $  (0.11)          $  0.45          $  0.03
Loss per share from extraordinary item . . . . . . . .           ---              (0.15)              ---            (0.15)
                                                             -------             ------           -------          -------
  Net income (loss) per share. . . . . . . . . . . . .       $  0.25           $  (0.26)          $  0.45         $  (0.12)
                                                             -------             ------           -------          -------
                                                             -------             ------           -------          -------

The difference in per share amounts computed under both the primary and fully diluted basis is not material.